PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated November 16, 2020)	Registration Statement No. 333-250103

400,000 SHARES OF
FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES M

300,000 DEPOSITARY SHARES
EACH REPRESENTING 1/100TH OF A SHARE OF
FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES N

This prospectus supplement relates to two series of preferred stock (and the depositary shares representing one such series) issued by Morgan Stanley in connection with the acquisition of E*TRADE Financial Corporation. This prospectus supplement and the accompanying prospectus are intended to be used by Morgan Stanley & Co. LLC and other Morgan Stanley affiliates in connection with offers and sales of the Series M Preferred Stock and the Series N Depositary Shares (each as defined below) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. LLC and such other Morgan Stanley affiliates may act as principal or agent in such transactions.

Series M Preferred Stock. Holders of shares of perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M (“Series M Preferred Stock”), liquidation preference $1,000 per share, of Morgan Stanley will be entitled to receive dividend payments only when, as and if declared by our Board of Directors or a duly authorized committee of the Board. Any such dividends will be payable from September 15, 2020 on a non-cumulative basis, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on September 15, 2026, and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. Any such dividends will be payable at a fixed rate per annum equal to 5.875% from September 15, 2020 to, but excluding, September 15, 2026 and thereafter at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 4.435%. Payment of dividends on the Series M Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

In the event dividends are not declared on Series M Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will cease to accrue or be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for that dividend period, whether or not dividends on the Series M Preferred Stock are declared for any future dividend period.

We may, at our option, redeem the shares of Series M Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after September 15, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements as described under “Description of Series M Preferred Stock — Redemption,” in each case, at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series M Preferred Stock will not have voting rights, except as set forth herein under “Description of Series M Preferred Stock — Voting Rights.”

Series N Depositary Shares. Each of the 300,000 depositary shares offered hereby (“Series N Depositary Shares”) represents a 1/100th ownership interest in a share of perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N (“Series N Preferred Stock”), liquidation preference $100,000 per share, of Morgan Stanley, deposited with The Bank of New York Mellon, as depositary. The Series N Depositary Shares are evidenced by depositary receipts. As a holder of Series N Depositary Shares, you are entitled to all proportional rights and preferences of the Series N Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of Series N Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our Board of Directors or a duly authorized committee of the Board. Any such dividends will be payable from September 15, 2020 on a non-cumulative basis, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on March 15, 2023, and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. Any such dividends will be payable at a fixed rate per annum equal to 5.30% from September 15, 2020 to, but excluding, March 15, 2023 and thereafter at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.16%. Payment of dividends on the Series N Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

In the event dividends are not declared on Series N Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will cease to accrue or be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for that dividend period, whether or not dividends on the Series N Preferred Stock are declared for any future dividend period.

We may, at our option, redeem the shares of Series N Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date after October 2, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements as described under “Description of Series N Preferred Stock — Redemption,” in each case, at a redemption price of $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series N Preferred Stock will not have voting rights, except as set forth herein under “Description of Series N Preferred Stock — Voting Rights.”

None of the Series M Preferred Stock, the Series N Preferred Stock or the Series N Depositary Shares will be listed or displayed on any securities exchange or interdealer quotation system.

Investing in the Series M Preferred Stock or the Series N Depositary Shares involves risks. See “Risk Factors” beginning on page S- 17.

The Series M Preferred Stock, the Series N Preferred Stock and the Series N Depositary Shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The Series M Preferred Stock, the Series N Preferred Stock and the Series N Depositary Shares were registered under the Registration Statement on Form S-4 filed by Morgan Stanley on April 17, 2020.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

April 16, 2021

TABLE OF CONTENTS

Page

Prospectus Supplement

Summary Information	S-1
Series M Preferred Stock	S-1
Series N Depositary Shares	S-9
Risk Factors	S-17
Risks Applicable to Both the Series M Preferred Stock and the Series N Preferred Stock	S-17
Risks Applicable to the Series M Preferred Stock	S-21
Risks Applicable to the Series N Preferred Stock	S-21
Description of Series M Preferred Stock	S-24
Description of Series N Preferred Stock	S-33
Description of Series N Depositary Shares	S-42
U.S. Federal Tax Considerations	S-44
EEA and United Kingdom Investors	S-49
Market-Making Transactions	S-49
Validity of the Securities	S-50

Prospectus

Summary	1
Risks Factors	7
Where You Can Find More Information	12
Morgan Stanley	14
Morgan Stanley Finance LLC	14
Use of Proceeds	15
Description of Debt Securities	15
Description of Units	49
Description of Warrants	57
Description of Purchase Contracts	61
Description of Capital Stock	63
Forms of Securities	75
Securities Offered on a Global Basis Through the Depositary	78
United States Federal Taxation	81
Plan of Distribution (Conflicts of Interest)	87
Legal Matters	89
Experts	90
Benefit Plan Investor Considerations	90

ii

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated November 16, 2020. Morgan Stanley has not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Morgan Stanley is offering to sell the Series M Preferred Stock and the Series N Depositary Shares (together, the “securities”), and is seeking offers to buy the securities, only in jurisdictions where such offers and sales are permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes: (a) the expression retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

For additional information, see the section of this prospectus supplement called “EEA and United Kingdom Investors.”

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Summary Information

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the Series M Preferred Stock or in the Series N Depositary Shares.

Please note that in this prospectus supplement, references to “Morgan Stanley,” “we,” “our” and “us” mean only Morgan Stanley and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus dated November 16, 2020 of Morgan Stanley. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Series M Preferred Stock

Issuer	Morgan Stanley

Securities offered

400,000 shares of perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, $0.01 par value, with a liquidation preference of $1,000 of Morgan Stanley.

We may from time to time elect to issue additional shares of the Series M Preferred Stock, and all the shares would be deemed to form a single series of the Series M Preferred Stock.

Dividends

Dividends on the Series M Preferred Stock, only when, as and if declared by our Board of Directors (or a duly authorized committee of the Board), will accrue or be payable on the liquidation preference amount from September 15, 2020 (in the case of the initial dividend period only) or the immediately preceding dividend payment date, on a non-cumulative basis, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on September 15, 2026 and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. Any such dividends will be payable at a fixed rate per annum equal to 5.875% from September 15, 2020 to, but excluding, September 15, 2026 (the “fixed rate period”) and at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 4.435% from and including September 15, 2026 (the “floating rate period”).

LIBOR for each dividend period during the floating rate period will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page LIBOR01, or any successor page, at approximately 11:00 a.m., London time, on the second London business day immediately preceding the first day of such dividend period, except in the circumstances described under

“Description of Series M Preferred Stock — Dividends” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include September 15, 2020 and will end on and exclude the March 15, 2021 dividend payment date.

Dividends on the Series M Preferred Stock will not be cumulative. If our Board of Directors (or a duly authorized committee of the Board) has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series M Preferred Stock are declared for any future dividend period.

Payment of dividends on the Series M Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Risk Factors — Our Ability to Pay Dividends on the Series M Preferred Stock and the Series N Preferred Stock May be Limited by Extensive and Changing Regulatory Considerations” and “Description of Series M Preferred Stock — Dividends” below.

The Series M Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that is expressly stated to be senior as to payment of dividends to the Series M Preferred Stock (issued with the requisite consent of the holders of the Series M Preferred Stock). If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series M Preferred Stock with respect to dividends, we may not pay any dividends on the Series M Preferred Stock or redeem or otherwise repurchase any shares of Series M Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series M Preferred Stock.

So long as any share of Series M Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared or funds set aside for payment on our junior stock (as defined below), and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, and no shares of parity stock (as defined below) shall be purchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series M Preferred Stock and such parity stock during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series M Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation with respect to junior stock does not apply to:

•     repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment plan or stockholder stock purchase plan;

•      purchases or repurchases of shares of Morgan Stanley’s junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•      an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock for any class or series of Morgan Stanley’s junior stock;

•      the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•      any declaration of a dividend payable solely in junior stock in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan (so long as such right to stock or other property only consists of junior stock or the right to purchase junior stock), or the redemption or repurchase of rights pursuant to the plan; or

•      any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

The foregoing limitation with respect to parity stock does not apply to:

•      purchases or repurchases of shares of Morgan Stanley’s parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•      an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s parity stock for any class or series of Morgan Stanley’s parity stock;

•      the purchase of fractional interests in shares of Morgan Stanley’s parity stock under the conversion or exchange provisions of the parity stock or the security being converted or exchanged; or

•      any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, (i) to engage in any market-making transactions in our junior stock or parity stock in the ordinary course of business or (ii) to acquire record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

As used in this prospectus supplement with respect to the Series M Preferred Stock, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series M Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid in full upon the shares of Series M Preferred Stock and any shares of parity stock (as defined below), all dividends declared with respect to shares of Series M Preferred Stock and all such parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series M Preferred Stock for such dividend period and all such parity stock for such dividend period bear to each other.

As used in this prospectus supplement with respect to the Series M Preferred Stock, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series M Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, liquidation preference $25,000 per share (“Series A Preferred Stock”), our previously issued 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, liquidation preference $1,000 per share (“Series C Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, liquidation preference $25,000 per share (“Series E Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, liquidation preference $25,000 per share (“Series F Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, liquidation preference $25,000 per share (“Series H Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, liquidation preference $25,000 per share (“Series I Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J, liquidation preference $25,000 per share (“Series J Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, liquidation preference $25,000 per share (“Series K Preferred Stock”), our previously issued 4.875% Non-Cumulative Preferred Stock, Series L, liquidation preference $25,000 per share (“Series L Preferred Stock”) and our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N, liquidation preference $100,000 per share (“Series N Preferred Stock”).

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series M Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series M Preferred Stock shall not be entitled to participate in any such dividend.

Dividend payment dates	The 15th day of March and September of each year, commencing on March 15, 2021 and ending on September 15, 2026 and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. If any scheduled dividend payment date up to and including the September 15, 2026 scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends, if so declared, will accrue to, but excluding, the date dividends are paid. “Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Redemption

The Series M Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of the Series M Preferred Stock (i) either in whole or in part, from time to time, on any dividend payment date on or after September 15, 2026 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series M Preferred Stock – Redemption” below), in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends.

The holders of Series M Preferred Stock will not have the right to require the redemption or repurchase of the Series M Preferred Stock.

Redemption of Series M Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of Series M Preferred Stock — Redemption” below.

Liquidation rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of shares of Series M Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of our common stock or of junior stock, a liquidating distribution in the amount of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of Morgan Stanley’s assets that are available after satisfaction of all liabilities to creditors, if any (pro rata as to the Series M Preferred Stock and any other shares of our stock ranking equally as to such distribution).

The Series M Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as

amended (the “Dodd-Frank Act”).

Voting rights	None, except with respect to certain changes in the terms of the Series M Preferred Stock and in the case of certain dividend non-payments. See “Description of Series M Preferred Stock — Voting Rights” below.

Ranking

Shares of the Series M Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series M Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series M Preferred Stock (issued with the requisite consent of the holders of the Series M Preferred Stock, if required) and (iii) equally with the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series N Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series M Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

We are not restricted from issuing additional Series M Preferred Stock or securities similar to the Series M Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series M Preferred Stock.

Maturity	The Series M Preferred Stock does not have any maturity date, and we are not required to redeem or repurchase the Series M Preferred Stock. Accordingly, the Series M Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or any successor appropriate federal banking agency) to do so, if then required by applicable law.

Preemptive and conversion rights	None.

Listing	The Series M Preferred Stock will not be listed on any securities exchange or interdealer market quotation system.

CUSIP / ISIN	61762V AA9 / US61762VAA98

Tax consequences	Subject to customary limitations and other potential

restrictions described below under “U.S. Federal Tax Considerations,” dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. Dividends paid to a Non-U.S. Holder (as defined in “U.S. Federal Tax Considerations” below) generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For further discussion of the tax consequences relating to the Series M Preferred Stock, see “U.S. Federal Tax Considerations” below.

Transfer Agent and Registrar	The Bank of New York Mellon

Calculation Agent	The Bank of New York Mellon or such other person or entity appointed by us, which may be a person or entity affiliated with us

Series N Depositary Shares

Issuer	Morgan Stanley

Securities offered

300,000 depositary shares each representing a 1/100th ownership interest in a share of perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N, $0.01 par value, with a liquidation preference of $100,000 (equivalent to $1,000 per depositary share) of Morgan Stanley. Each holder of a Series N Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series N Preferred Stock represented by such Series N Depositary Share, to all the rights and preferences of the Series N Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights), as provided in the deposit agreement (as hereinafter defined).

We may from time to time elect to issue additional Series N Depositary Shares representing additional shares of the Series N Preferred Stock, and all the Series N Depositary Shares would be deemed to form a single series representing the Series N Preferred Stock.

Dividends

Dividends on the Series N Preferred Stock, only when, as and if declared by our Board of Directors (or a duly authorized committee of the Board), will accrue or be payable on the liquidation preference amount from September 15, 2020 (in the case of the initial dividend period only) or the immediately preceding dividend payment date, on a non-cumulative basis, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on March 15, 2023 and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. Any such dividends will be payable at a fixed rate per annum equal to 5.30% from September 15, 2020 to, but excluding, March 15, 2023 (the “fixed rate period”) and at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.16% from and including March 15, 2023 (the “floating rate period”). Any such dividends will be distributed to holders of Series N Depositary Shares in the manner described under “Description of Series N Depositary Shares — Dividends and Other Distributions” below.

LIBOR for each dividend period during the floating rate period will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page LIBOR01, or any successor page, at approximately 11:00 a.m., London time, on the second London business day immediately preceding the first day of such dividend period, except in the circumstances described under

“Description of Series N Preferred Stock — Dividends” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include September 15, 2020 and will end on and exclude the March 15, 2021 dividend payment date.

Dividends on the Series N Preferred Stock will not be cumulative. If our Board of Directors (or a duly authorized committee of the Board) has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series N Preferred Stock are declared for any future dividend period.

Payment of dividends on the Series N Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Risk Factors — Our Ability to Pay Dividends on the Series M Preferred Stock and the Series N Preferred Stock May be Limited by Extensive and Changing Regulatory Considerations” and “Description of Series N Preferred Stock — Dividends” below.

The Series N Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that is expressly stated to be senior as to payment of dividends to the Series N Preferred Stock (issued with the requisite consent of the holders of the Series N Preferred Stock). If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series N Preferred Stock with respect to dividends, we may not pay any dividends on the Series N Preferred Stock or redeem or otherwise repurchase any shares of Series N Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series N Preferred Stock.

So long as any share of Series N Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared or funds set aside for payment on our junior stock (as defined below), and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, and no shares of parity stock (as defined below) shall be purchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series N Preferred Stock and such parity stock during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series N Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation with respect to junior stock does not apply to:

•      repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment plan or stockholder stock purchase plan;

•      purchases or repurchases of shares of Morgan Stanley’s junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•      an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock for any class or series of Morgan Stanley’s junior stock;

•      the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•      any declaration of a dividend payable solely in junior stock in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan (so long as such right to stock or other property only consists of junior stock or the right to purchase junior stock), or the redemption or repurchase of rights pursuant to the plan; or

•      any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

The foregoing limitation with respect to parity stock does not apply to:

•      purchases or repurchases of shares of Morgan Stanley’s parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•      an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s parity stock for any class or series of Morgan Stanley’s parity stock;

•      the purchase of fractional interests in shares of Morgan Stanley’s parity stock under the conversion or exchange provisions of the parity stock or the security being converted or exchanged; or

•      any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, (i) to engage in any market-making transactions in our junior stock or parity stock in the ordinary course of business or (ii) to acquire record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

As used in this prospectus supplement with respect to the Series N Preferred Stock, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series N Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid in full upon the shares of Series N Preferred Stock and any shares of parity stock (as defined below), all dividends declared with respect to shares of Series N Preferred Stock and all such parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series N Preferred Stock for such dividend period and all such parity stock for such dividend period bear to each other.

As used in this prospectus supplement with respect to the Series N Preferred Stock, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series N Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, liquidation preference $25,000 per share (“Series A Preferred Stock”), our previously issued 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, liquidation preference $1,000 per share (“Series C Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, liquidation preference $25,000 per share (“Series E Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, liquidation preference $25,000 per share (“Series F Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, liquidation preference $25,000 per share (“Series H Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, liquidation preference $25,000 per share (“Series I Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J, liquidation preference $25,000 per share (“Series J Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, liquidation preference $25,000 per share (“Series K Preferred Stock”), our previously issued 4.875% Non-Cumulative Preferred Stock, Series L, liquidation preference $25,000 per share (“Series L Preferred Stock”) and our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, liquidation preference $1,000 per share (“Series M Preferred Stock”).

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series N Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series N Preferred Stock shall not be entitled to participate in any such dividend.

Dividend payment dates	The 15th day of March and September of each year, commencing on March 15, 2021 and ending on March 15, 2023 and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year. If any scheduled dividend payment date up to and including the March 15, 2023 scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends, if so declared, will accrue to, but excluding, the date dividends are paid. “Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Redemption

The Series N Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of the Series M Preferred Stock (i) either in whole or in part, from time to time, on any dividend payment date after October 2, 2020 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series N Preferred Stock – Redemption” below), in each case, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. If we redeem the Series N Preferred Stock in whole or in part, the depositary will redeem a proportionate number of Series N Depositary Shares.

Neither the holders of Series N Preferred Stock nor the holders of Series N Depositary Shares will have the right to require the redemption or repurchase of the Series N Preferred Stock.

Redemption of Series N Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of Series N Preferred Stock — Redemption” below.

Liquidation rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of shares of Series N Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of our common stock or of junior stock, a liquidating distribution in the amount of $100,000 per share (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of Morgan Stanley’s assets that are available after satisfaction of all liabilities to creditors, if any (pro rata as to the Series N Preferred Stock and any other shares of our stock ranking equally as to such distribution).

The Series N Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”).

Voting rights	None, except with respect to certain changes in the terms of the Series N Preferred Stock and in the case of certain dividend non-payments. See “Description of Series N Preferred Stock — Voting Rights” below. Holders of Series N Depositary Shares must act through the depositary to exercise any voting rights, as described under “Description of Series N Depositary Shares — Voting the Series N Preferred Stock” below.

Ranking

Shares of the Series N Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series N Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series N Preferred Stock (issued with the requisite consent of the holders of the Series N Preferred Stock, if required) and (iii) equally with the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series N Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

We are not restricted from issuing additional Series N Preferred Stock or depositary shares representing additional Series N Preferred Stock or securities similar to the Series N Preferred Stock or such Series N Depositary Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series N Preferred Stock or such Series N Depositary Shares.

Maturity

The Series N Preferred Stock does not have any maturity date, and we are not required to redeem or repurchase the Series N Preferred Stock. Accordingly, the Series N Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or any successor appropriate federal banking agency) to do so, if then required by applicable law.

Preemptive and conversion rights	None.

Listing	Neither the Series N Preferred Stock nor the Series N Depositary Shares will be listed on any securities exchange or interdealer market quotation system.

CUSIP / ISIN	61745V AB9 / US61745VAB99

Tax consequences	Subject to customary limitations and other potential restrictions described below under “U.S. Federal Tax Considerations,” dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. Dividends paid to a Non-U.S. Holder (as defined in “U.S. Federal Tax Considerations” below) generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For further discussion of the tax consequences relating to the Series N Depositary Shares, see “U.S. Federal Tax Considerations” below.

Transfer Agent, Registrar and Depositary	The Bank of New York Mellon

Calculation Agent

The Bank of New York Mellon or such other person or entity appointed by us, which may be a person or entity affiliated with us.

As further described under “Description of Series N Preferred Stock—Dividends,” if the calculation agent determines that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate and may determine any relevant methodology for calculating such substitute or successor base rate.

Risk Factors

An investment in the securities is subject to risks. You should carefully review the following risk factors and other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Current Reports on Form 8-K dated April 16, 2020 and October 2, 2020 and our other current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758), that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Applicable to Both the Series M Preferred Stock and the Series N Preferred Stock

The Series M Preferred Stock and the Series N Preferred Stock Are Equity and Are Subordinate to Our Existing and Future Indebtedness; Certain of Our Outstanding Indebtedness May Prevent Us from Paying Dividends on the Series M Preferred Stock and the Series N Preferred Stock If an Interest Payment Is Deferred on such Indebtedness

The shares of Series M Preferred Stock and the shares of Series N Preferred Stock are equity interests in Morgan Stanley and do not constitute indebtedness. As such, the shares of Series M Preferred Stock and the Shares of Series N Preferred Stock will rank junior to all indebtedness and other non-equity claims on Morgan Stanley with respect to assets available to satisfy claims on Morgan Stanley, including in a liquidation of Morgan Stanley. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series M Preferred Stock and the Series N Preferred Stock (1) dividends are payable only if declared by our Board of Directors (or a duly authorized committee of the Board), (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available funds and (3) as a bank holding company, our ability to declare and pay dividends is subject to the oversight of the Federal Reserve Board. Morgan Stanley has issued outstanding debt securities the terms of which permit us to defer interest payments from time to time, provided that, if we defer interest payments, we would not be permitted to pay dividends on any of our capital stock, including the Series M Preferred Stock and the Series N Preferred Stock, during such deferral periods.

In addition, the Series M Preferred Stock and the Series N Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

The Series M Preferred Stock and the Series N Preferred Stock May Be Subordinate to Other Preferred Stock We May Issue in the Future

The Series M Preferred Stock and the Series N Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to the Series M Preferred Stock or the Series N Preferred Stock, respectively. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank in priority with respect to dividends, we may not pay any dividends on the Series M Preferred Stock or the Series N Preferred Stock or redeem or otherwise repurchase any shares of Series M Preferred Stock or shares of Series N Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series M Preferred Stock or the Series N Preferred Stock, respectively. In addition, in the event of any liquidation, dissolution or winding up of Morgan Stanley, holders of the Series M Preferred Stock and holders of the Series N Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up.

Dividends on the Series M Preferred Stock and the Series N Preferred Stock Are Discretionary and Non-Cumulative

Dividends on the Series M Preferred Stock and the Series N Preferred Stock are discretionary and non-cumulative. Consequently, if our Board of Directors (or a duly authorized committee of the Board) does not authorize and declare a dividend for any dividend period, holders of the Series M Preferred Stock and the Series N Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our Board of Directors (or a duly authorized committee of the Board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series M Preferred Stock, the Series N Preferred Stock or any other preferred stock we may issue.

Our Ability to Pay Dividends on the Series M Preferred Stock and the Series N Preferred Stock Depends Upon the Results of Operations of Our Subsidiaries

Our ability to declare and pay dividends is primarily dependent on the receipt of dividends, distributions and other payments from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings, business considerations and various regulatory considerations.

Our Ability to Pay Dividends on the Series M Preferred Stock and the Series N Preferred Stock May be Limited by Extensive and Changing Regulatory Considerations

We and our broker-dealer, bank and other subsidiaries are subject to extensive laws, regulations and rules, both in the United States and internationally, that may limit directly or indirectly the payment of dividends on the Series M Preferred Stock and the Series N Preferred Stock. In addition, the ongoing implementation of, or changes in interpretation or enforcement of, laws and regulations could materially impact the profitability of our businesses and the value of assets we hold, expose us to additional costs, require changes to business practices or force us to discontinue businesses, adversely affect our ability to pay dividends and repurchase our stock or require us to raise capital, including in ways that may adversely impact our shareholders or creditors, including the holders of the Series M Preferred Stock and the Series N Preferred Stock.

In particular, we are subject to comprehensive consolidated supervision, regulation and examination by the Federal Reserve Board, including with respect to regulatory capital standards, stress testing and capital planning. We submit, on at least an annual basis, a capital plan to the Federal Reserve Board describing proposed dividend payments to shareholders, proposed repurchases of our outstanding securities and other proposed capital actions that we intend to take. Our ability to take capital actions described in the capital plan is dependent on, among other factors, the results of supervisory stress tests conducted by the Federal Reserve Board and our compliance with regulatory capital standards imposed by the Federal Reserve Board.

The Federal Reserve Board may change regulatory capital standards to impose higher requirements that restrict our ability to take capital actions or may modify or impose other regulatory standards or restrictions that increase our operating expenses or constrain our ability to take capital actions, any of which could adversely affect our ability to pay dividends on the Series M Preferred Stock and the Series N Preferred Stock. For example, the Federal Reserve Board has adopted a final rule to integrate its annual capital planning and stress testing requirements with its existing applicable regulatory capital requirements. The revised capital planning and stress testing framework, which applies to large bank holding companies, including us, introduces a stress capital buffer requirement that applies only with respect to Standardized Approach risk-based capital requirements and replaces the existing Common Equity Tier 1 capital conservation buffer of 2.5%. Limitations on capital distributions and discretionary bonus payments to executive officers are determined by the most stringent limitation, if any, as determined under certain applicable regulatory capital requirements, inclusive of the stress buffer requirements, any of which could adversely affect our ability to pay dividends on the Series M Preferred Stock and the Series N Preferred Stock.

In June 2020, the Federal Reserve Board announced that it would require large bank holding companies, including us, to update and resubmit their capital plans. The Federal Reserve Board took this action based on its determination changes in financial markets or the macro-economic outlook since submission of each bank holding company’s original capital plan in April 2020 could have a material effect on each firm’s risk profile and financial condition. Under the revised capital plan rule, large bank holding companies that are required to resubmit their capital plans are prohibited from making any capital distribution (excluding any capital distribution arising from the issuance of a capital instrument eligible for inclusion in the numerator of a regulatory capital ratio), unless otherwise approved by the Federal Reserve Board. For the third and fourth quarters of 2020, the Federal Reserve Board authorized large bank holding companies to continue to make certain capital distributions, including scheduled payments on their Additional Tier 1 and Tier 2 capital instruments, but it barred share repurchases and limited common stock dividend payments. For the first and second quarters of 2021, certain capital distribution limitations remain in place, although the Federal Reserve Board has authorized large bank holding companies to, among other things, pay dividends and resume share repurchases, subject to a cap, and to redeem and make scheduled payments on Additional Tier 1 and Tier 2 capital instruments. On March 25, 2021, the Federal Reserve Board announced that its temporary capital action supervisory restrictions will end on June 30, 2021 for all firms whose capital levels are above those required by the Federal Reserve Board’s annual supervisory stress test. Although these restrictions do not apply to the payment of dividends on Additional Tier 1 capital instruments such as the Series M Preferred Stock and the Series N Preferred Stock, it is possible that the Federal Reserve could impose restrictions on the payment of such dividends in the future.

In addition to these capital planning and regulatory capital requirements, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation and certain international regulators have authority to prohibit or to limit the payment of dividends by the banking organizations they supervise, including our U.S. banking subsidiaries, if in the banking regulator’s opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization. All of these policies and other requirements could affect our ability to pay dividends and/or repurchase stock.

The Series M Preferred Stock and the Series N Preferred Stock Will be Effectively Subordinated to the Obligations of Our Subsidiaries

We are a bank holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of the Series M Preferred Stock or as a holder of the Series N Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Shares of Series M Preferred Stock and the Series N Depositary Shares

There can be no assurance about the market prices for the shares of Series M Preferred Stock or the Series N Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the shares of Series M Preferred Stock and the Series N Depositary Shares. Factors that might influence the market value of the shares of Series M Preferred Stock or the Series N Depositary Shares include:

•	whether dividends have been declared and are likely to be declared on the Series M Preferred Stock or the Series N Preferred Stock, as applicable, from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including any ratings given to the Series M Preferred Stock or the Series N Preferred Stock, as applicable;

•	changes in interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the shares of Series M Preferred Stock or the Series N Depositary Shares that you purchase may trade at a discount to the price that you paid for the shares of Series M Preferred Stock or the Series N Depositary Shares, as applicable.

The Series M Preferred Stock, the Series N Preferred Stock and the Series N Depositary Shares May Not Have an Active Trading Market

We do not plan to list the Series M Preferred Stock, the Series N Preferred Stock or the Series N Depositary Shares on a securities exchange or interdealer quotation system. We have been advised by Morgan Stanley & Co. LLC that it intends to make a market in the Series M Preferred Stock and the Series N Depositary Shares. However, neither Morgan Stanley & Co. LLC nor any of our other affiliates is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the Series M Preferred Stock or the Series N Depositary Shares. We do not expect there to be any separate trading market for the Series N Preferred Stock.

Holders of Series M Preferred Stock and Holders of Series N Preferred Stock Will Have Limited Voting Rights

Holders of the Series M Preferred Stock and holders of Series N Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Series M Preferred Stock and holders of the Series N Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series M Preferred Stock or the Series N Preferred Stock, respectively, as described under “Description of Series M Preferred Stock — Voting Rights” and “Description of Series N Preferred Stock — Voting Rights” below. In addition, if dividends on the Series M Preferred Stock, the Series N Preferred Stock or any other voting preferred stock (as defined in “Description of Series M Preferred Stock — Voting Rights” and “Description of Series N Preferred Stock — Voting Rights” below), have not been declared or paid for the equivalent of three semi-annual or six quarterly full dividend payments, whether or not for consecutive dividend periods, the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors, subject to the terms and to the limited extent described under “Description of Series M Preferred Stock — Voting Rights” and “Description of Series N Preferred Stock — Voting Rights” below. Holders of Series N Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series N Preferred Stock. The Series M Preferred Stock and the Series N Preferred Stock place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to above. To the extent that the Series M Preferred Stock or the Series N Preferred Stock is deemed to be voting securities for federal banking regulation purposes, certain regulatory restrictions and consequences may apply to holders of the Series M Preferred Stock or the Series N Preferred Stock, respectively, depending, among other things, on their ownership percentage and their regulatory status. See “Description of Series M Preferred Stock — Voting Rights” and “Description of Series N Preferred Stock — Voting Rights” below.

There May Be Future Sales of Series M Preferred Stock, Series N Preferred Stock or Series N Depositary Shares, Which May Adversely Affect the Market Price of the Series M Preferred Stock or the Series N Depositary Shares, as Applicable

We are not restricted from issuing additional Series M Preferred Stock or securities similar to the Series M Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series M Preferred Stock. We are also not restricted from issuing additional Series N Preferred Stock or depositary shares representing additional Series N Preferred Stock or securities similar to the Series N Preferred Stock or such Series N Depositary Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series N Preferred Stock or such Series N Depositary Shares. Holders of the Series M Preferred Stock, the Series N Preferred Stock or Series N Depositary Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the shares of Series M Preferred Stock or the Series N Depositary Shares could decline as a result of sales of additional Series M Preferred Stock or additional Series N Preferred Stock or depositary shares representing additional Series N Preferred Stock, as applicable, or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the shares of Series M Preferred Stock and holders of the Series N Depositary Shares bear the risk that our future offerings will reduce the market price of such shares or such depositary shares, as applicable, and dilute their legal rights and entitlements as owners of the Series M Preferred Stock or the Series N Preferred Stock.

Risks Applicable to the Series M Preferred Stock

Investors Should Not Expect Us to Redeem the Series M Preferred Stock on or after the Date It Becomes Redeemable at Our Option and Our Ability to Redeem the Series M Preferred Stock Will Be Subject to the Prior Approval of the Federal Reserve Board

The Series M Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series M Preferred Stock may be redeemed by us at our option (i) either in whole or in part, from time to time, on any dividend payment date on or after September 15, 2026, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series M Preferred Stock— Redemption” below).  Any decision we may make at any time to propose a redemption of the Series M Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

In addition, our right to redeem the Series M Preferred Stock is subject to any limitations established by the Federal Reserve Board. We may not redeem shares of the Series M Preferred Stock without having received the prior approval of the Federal Reserve Board if then required under capital guidelines applicable to us. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the company as part of the CCAR process, the supervisory capital stress tests conducted by the Federal Reserve Board, the company’s ability to meet and exceed minimum regulatory capital ratios as well as to serve as a source of strength for its U.S. insured bank subsidiaries, its expected sources and uses of capital over a forward-looking planning horizon (generally a period of nine quarters) under baseline and stressed scenarios, any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, and whether, following redemption, the company will continue to hold capital commensurate with its risk, although the Federal Reserve Board may change these factors at any time.

Generally, the above-mentioned regulatory considerations could adversely affect Morgan Stanley’s ability to pay dividends and could similarly affect our ability to make other types of capital distributions, including redemptions.

We Have the Right under Certain Circumstances to Redeem the Series M Preferred Stock Prior to September 15, 2026

By its terms, the Series M Preferred Stock may be redeemed by us prior to September 15, 2026 upon the occurrence of certain events involving the capital treatment of the Series M Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “Regulatory Capital Treatment Event,” we may, at our option, redeem in whole, but not in part, the shares of Series M Preferred Stock, subject to the prior approval of the Federal Reserve Board. See “Description of Series M Preferred Stock — Redemption.”

If We Are Not Paying Full Dividends on Any Outstanding Parity Stock, We Will Not Be Able to Pay Full Dividends on the Series M Preferred Stock

When dividends are not paid in full on the shares of Series M Preferred Stock and any shares of parity stock, such as our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series N Preferred Stock for a dividend period, all dividends declared with respect to shares of Series M Preferred Stock and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series M Preferred Stock for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series M Preferred Stock.

Risks Applicable to the Series N Preferred Stock

You Are Making an Investment Decision with Regard to the Series N Depositary Shares as well as the Series N Preferred Stock

As described herein and in the accompanying prospectus, we have issued fractional interests in shares of Series N Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series N Preferred Stock to fund all payments on the Series N Depositary Shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

Investors Should Not Expect Us to Redeem the Series N Preferred Stock on or after the Date It Becomes Redeemable at Our Option and Our Ability to Redeem the Series N Preferred Stock Will Be Subject to the Prior Approval of the Federal Reserve Board

The Series N Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series N Preferred Stock may be redeemed by us at our option (i) either in whole or in part, from time to time, on any dividend payment date after October 2, 2020, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series N Preferred Stock— Redemption” below).  Any decision we may make at any time to propose a redemption of the Series N Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

In addition, our right to redeem the Series N Preferred Stock is subject to any limitations established by the Federal Reserve Board. We may not redeem shares of the Series N Preferred Stock without having received the prior approval of the Federal Reserve Board if then required under capital guidelines applicable to us. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the company as part of the CCAR process, the supervisory capital stress tests conducted by the Federal Reserve Board, the company’s ability to meet and exceed minimum regulatory capital ratios as well as to serve as a source of strength for its U.S. insured bank subsidiaries, its expected sources and uses of capital over a forward-looking planning horizon (generally a period of nine quarters) under baseline and stressed scenarios, any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, and whether, following redemption, the company will continue to hold capital commensurate with its risk, although the Federal Reserve Board may change these factors at any time.

Generally, the above-mentioned regulatory considerations could adversely affect Morgan Stanley’s ability to pay dividends and could similarly affect our ability to make other types of capital distributions, including redemptions.

We Have the Right under Certain Circumstances to Redeem the Series N Preferred Stock Prior to the First Dividend Payment Date After October 2, 2025

By its terms, the Series N Preferred Stock may be redeemed by us prior to the first dividend payment date after October 2, 2025 upon the occurrence of certain events involving the capital treatment of the Series N Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “Regulatory Capital Treatment Event,” we may, at our option, redeem in whole, but not in part, the shares of Series N Preferred Stock, subject to the prior approval of the Federal Reserve Board. See “Description of Series N Preferred Stock — Redemption.”

If We Are Not Paying Full Dividends on Any Outstanding Parity Stock, We Will Not Be Able to Pay Full Dividends on the Series N Preferred Stock

When dividends are not paid in full on the shares of Series N Preferred Stock and any shares of parity stock, such as our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock for a dividend period, all dividends declared with respect to shares of Series N Preferred Stock and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series N Preferred Stock for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series N Preferred Stock.

Description of Series M Preferred Stock

This prospectus supplement summarizes specific terms and provisions of the Series M Preferred Stock, and to the extent inconsistent with the description of our preferred stock included in the accompanying prospectus, this summary supersedes that description. The following summary of the terms and provisions of the Series M Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation and the certificate of designation creating the Series M Preferred Stock, which was included as Exhibits 3.1 and 4.1 to our Current Report on Form 8-K dated October 2, 2020.

General

Our authorized capital stock includes 30,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 44,000 shares of our Floating Rate Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), 519,882 shares of our Series C Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series C Preferred Stock”), 34,500 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), 34,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”), 52,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”), 60,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J (“Series J Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K (“Series K Preferred Stock”), 20,000 shares of our 4.875% Non-Cumulative Preferred Stock, Series L (“Series L Preferred Stock”) and 3,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N (“Series N Preferred Stock”) outstanding. We may from time to time, without notice to or the consent of holders of the Series M Preferred Stock, issue additional shares of the Series M Preferred Stock.

Shares of the Series M Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series M Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series M Preferred Stock (issued with the requisite consent of the holders of the Series M Preferred Stock, if required) and (iii) equally with our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series N Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series M Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity and other senior claims). The Series M Preferred Stock will be fully paid and non-assessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of Series M Preferred Stock will not have preemptive or subscription rights to acquire more stock of Morgan Stanley.

The Series M Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Morgan Stanley. The Series M Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Morgan Stanley to redeem or repurchase the Series M Preferred Stock.

Dividends

Dividends on shares of the Series M Preferred Stock are discretionary. Holders of Series M Preferred Stock will be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from September 15, 2020 (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on September 15, 2026, and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”). These dividends will accrue on the liquidation preference amount of $1,000 per share at a rate per annum equal to 5.875% with respect to each dividend period from and including September 15, 2020 to, but excluding, September 15, 2026 (the “fixed rate period”) and at a rate per annum equal to the three-month U.S. dollar LIBOR (as described below)

on the related dividend determination date plus 4.435% with respect to each dividend period from and including September 15, 2026 (the “floating rate period”). In the event that we issue additional shares of Series M Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends will be payable to holders of record of Series M Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”).

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include September 15, 2020 and will end on and exclude the March 15, 2021 dividend payment date. Dividends payable on the Series M Preferred Stock for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series M Preferred Stock for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. Dividends for the initial dividend period will be calculated from September 15, 2020. If any scheduled dividend payment date up to and including the September 15, 2026 scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends, if so declared, will accrue to, but excluding, the date dividends are paid.

For any dividend period during the floating rate period, LIBOR (the London interbank offered rate) shall be determined by the calculation agent (as defined below) on the second London business day immediately preceding the first day of such dividend period, which we refer to as the “dividend determination date”, in the following manner:

(i) LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that dividend determination date.

(ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that dividend determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such dividend period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that dividend determination date, by three major banks in New York City, selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that dividend determination date will be the same as LIBOR for the immediately preceding dividend period, or, if there was no such dividend period, the dividend payable will be based on the initial dividend rate. The calculation agent’s determination of LIBOR and the calculation of the amount of dividends for each dividend period shall be final and binding absent manifest error.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

The term “Reuters” means Reuters 3000 Xtra Service or any successor service.

Dividends on shares of Series M Preferred Stock will not be cumulative. Accordingly, if our Board of Directors (or a duly authorized committee of the Board) does not declare a dividend on the Series M Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series M Preferred Stock are declared for any future dividend period.

The Series M Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series M Preferred Stock with respect to dividends, we may not pay any dividends on the Series M Preferred Stock or redeem or otherwise repurchase any shares of Series M Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series M Preferred Stock.

So long as any share of Series M Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared or funds set aside for payment on our junior stock, and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, and no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series M Preferred Stock and such parity stock during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series M Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation with respect to junior stock does not apply to:

•	repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment plan or stockholder stock purchase plan;

•	purchases or repurchases of shares of Morgan Stanley’s junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock for any class or series of Morgan Stanley’s junior stock;

•	the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•	any declaration of a dividend payable solely in junior stock in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan (so long as such right to stock or other property only consists of junior stock or the right to purchase junior stock), or the redemption or repurchase of rights pursuant to the plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

The foregoing limitation with respect to parity stock does not apply to:

•	purchases or repurchases of shares of Morgan Stanley’s parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s parity stock for any class or series of Morgan Stanley’s parity stock;

•	the purchase of fractional interests in shares of Morgan Stanley’s parity stock under the conversion or exchange provisions of the parity stock or the security being converted or exchanged; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, (i) to engage in any market-making transactions in our junior stock or parity stock in the ordinary course of business or (ii) to acquire record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

As used in this prospectus supplement with respect to the Series M Preferred Stock, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series M Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity stock (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series M Preferred Stock, on a dividend payment date falling within the related dividend period for the Series M Preferred Stock) in full upon the Series M Preferred Stock and any shares of parity stock, all dividends declared upon the Series M Preferred Stock and all such parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series M Preferred Stock, on a dividend payment date falling within the related dividend period for the Series M Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series M Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series M Preferred Stock, on a dividend payment date falling within the related dividend period for the Series M Preferred Stock) bear to each other.

As used in this prospectus supplement with respect to the Series M Preferred Stock, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series M Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series N Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by our Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series M Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series M Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series M Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. The certificate of designation creating the Series M Preferred Stock provides that dividends on the Series M Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to us.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of the Series M Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series M Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of Morgan Stanley, and before any distribution of assets is made to holders of common stock or of junior stock, a liquidating distribution in the amount of $1,000 per share plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series M Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of Morgan Stanley are not sufficient to pay the liquidation preferences in full to all holders of the Series M Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series M Preferred Stock, the amounts paid to the holders of Series M Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series M Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series M Preferred Stock and any other shares of our stock ranking equally as to the liquidation preference, the holders of our stock ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of Morgan Stanley according to their respective rights and preferences.

The Series M Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

For purposes of this section, the merger or consolidation of Morgan Stanley with or into any other entity, including a merger or consolidation in which the holders of Series M Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Morgan Stanley, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of Morgan Stanley.

Redemption

The Series M Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series M Preferred Stock (i) either in whole or in part, from time to time, on any dividend payment date on or after September 15, 2026, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case upon not less than 30 nor more than 60 days’ notice at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. Holders of Series M Preferred Stock will have no right to require the redemption or repurchase of the Series M Preferred Stock. Investors should not expect us to redeem the Series M Preferred Stock on or after the date it becomes redeemable at our option.

We are a bank holding company and a financial holding company regulated by the Federal Reserve Board. We intend to treat the Series M Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency).

A “Regulatory Capital Treatment Event” means the good faith determination by Morgan Stanley that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after October 2, 2020, (ii) any proposed change in those laws or regulations that is announced or becomes effective after October 2, 2020, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after October 2, 2020, there is more than an insubstantial risk that Morgan

Stanley will not be entitled to treat the full liquidation preference amount of $1,000 per share of Series M Preferred Stock then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series M Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve Board (or any successor appropriate federal banking agency).  Under such regulations we may not redeem the Series M Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board (or any successor appropriate federal banking agency) that following redemption, Morgan Stanley will continue to hold capital commensurate with its risk.

If shares of the Series M Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series M Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series M Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series M Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series M Preferred Stock for payment of the redemption price. If notice of redemption of any shares of Series M Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series M Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series M Preferred Stock, such shares of Series M Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the shares of the Series M Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata (provided that, if the shares of Series M Preferred Stock are held in book-entry form through DTC, the shares of Series M Preferred Stock to be redeemed shall be selected in accordance with DTC procedures).

Voting Rights

Except as provided below and as determined by our Board of Directors (or a duly authorized committee of the Board), the holders of the Series M Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series M Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for the equivalent of three semi-annual or six quarterly full dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which our common stock may be listed) that listed companies must have a majority of independent directors and provided further that our Board of Directors shall at no time include more than two Preferred Stock Directors (to the extent that such requirements are then applicable to us). In that event, the number of directors on our Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the then outstanding shares of Series M Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Series M Preferred Stock and any such series of voting preferred stock for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment).

As used in this prospectus supplement with respect to the Series M Preferred Stock, “voting preferred stock” means any other class or series of preferred stock of Morgan Stanley ranking equally with the Series M Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley and upon which like voting rights have been conferred and are exercisable. “Voting preferred stock” includes the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock and the Series N Preferred Stock. Whether a plurality, majority or other portion of the shares of Series M Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside) on the Series M Preferred Stock and any other class or series of voting preferred stock, the holders of the Series M Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following a Nonpayment, we may take account of any dividend payment (at the same rate and amount otherwise payable on the Series M Preferred Stock) we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series M Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series M Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which our common stock may be listed) that listed companies must have a majority of independent directors (to the extent such requirements are then applicable to us). Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series M Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Under Federal Reserve Board regulations, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors or on the conduct of our operations or other significant policies, such series will be deemed a class of voting securities. A company holding 25% or more of the series, or a lesser percentage if it otherwise has the power to exercise a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of our preferred stock are considered “voting securities” currently, holders of the preferred stock should consult their own counsel with regard to regulatory implications. Among other scenarios, a holder or group of holders would also be presumed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of Series M Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series M Preferred Stock and all other series of voting preferred stock entitled to vote thereon (voting together as a single class) given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series M Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series M Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley;

•	amend, alter or repeal the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series M Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series M Preferred Stock, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the Series M Preferred Stock or a merger or consolidation of Morgan Stanley with another entity, unless in each case (i) the shares of Series M Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series M Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series M Preferred Stock, our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock or Series N Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of preferred stock ranking equally with the Series M Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the holders of outstanding shares of Series M Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series M Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series M Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series M Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series M Preferred Stock to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designation for the Series M Preferred Stock that may be defective or inconsistent.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series M Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series M Preferred Stock to effect such redemption.

Transfer Agent, Registrar and Calculation Agent

The Bank of New York Mellon will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series M Preferred Stock. The Bank of New York Mellon will be the calculation agent for the Series M Preferred Stock.

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Other Existing Preferred Stock

As of the date of this prospectus supplement, and as described further below and in “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus, we have the following existing series of preferred stock: our previously issued Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series N Preferred Stock.

For a description of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and the Series L Preferred Stock, see “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus. For a description of the Series N Preferred Stock, see “Description of Series N Preferred Stock” below.

* * *

Description of Series N Preferred Stock

The depositary will be the sole holder of the Series N Preferred Stock, as described under “Description of Series N Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series N Preferred Stock shall mean the depositary. However, the holders of Series N Depositary Shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series N Preferred Stock, as described under “Description of Series N Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Series N Preferred Stock, and to the extent inconsistent with the description of our preferred stock included in the accompanying prospectus, this summary supersedes that description. The following summary of the terms and provisions of the Series N Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation and the certificate of designation creating the Series N Preferred Stock, which was included as Exhibits 3.2 and 4.2 to our Current Report on Form 8-K dated October 2, 2020.

General

Our authorized capital stock includes 30,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 44,000 shares of our Floating Rate Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), 519,882 shares of our Series C Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series C Preferred Stock”), 34,500 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), 34,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”), 52,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”), 60,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J (“Series J Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K (“Series K Preferred Stock”), 20,000 shares of our 4.875% Non-Cumulative Preferred Stock, Series L (“Series L Preferred Stock”) and 400,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M (“Series M Preferred Stock”) outstanding. We may from time to time, without notice to or the consent of holders of the Series N Preferred Stock, issue additional shares of the Series N Preferred Stock.

Shares of the Series N Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series N Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series N Preferred Stock (issued with the requisite consent of the holders of the Series N Preferred Stock, if required) and (iii) equally with our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series N Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity and other senior claims). The Series N Preferred Stock will be fully paid and non-assessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of Series N Preferred Stock will not have preemptive or subscription rights to acquire more stock of Morgan Stanley.

The Series N Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Morgan Stanley. The Series N Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Morgan Stanley to redeem or repurchase the Series N Preferred Stock.

Dividends

Dividends on shares of the Series N Preferred Stock are discretionary. Holders of Series N Preferred Stock will be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from September 15, 2020 (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date, semi-annually in arrears on the 15th day of March and September of each year, commencing on March 15, 2021 and ending on March 15, 2023, and thereafter quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”). These dividends will accrue on the liquidation preference amount of $100,000 per share (equivalent to $1,000 per depositary share) at a rate per annum equal to 5.30% with respect to each dividend period from and including September 15, 2020 to, but excluding, March 15, 2023 (the “fixed rate period”) and at a rate per annum equal to the three-month U.S. dollar LIBOR (as described below) on the related dividend determination date plus 3.16% with respect to each dividend period from and including March 15, 2023 (the “floating rate period”). In the event that we issue additional shares of Series N Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends will be payable to holders of record of Series N Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). The corresponding record dates for the Series N Depositary Shares will be the same as the record dates for the Series N Preferred Stock.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include September 15, 2020 and will end on and exclude the March 15, 2021 dividend payment date. Dividends payable on the Series N Preferred Stock for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series N Preferred Stock for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. Dividends for the initial dividend period will be calculated from September 15, 2020. If any scheduled dividend payment date up to and including the March 15, 2023 scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends, if so declared, will accrue to, but excluding, the date dividends are paid.

For any dividend period during the floating rate period, LIBOR (the London interbank offered rate) shall be determined by the calculation agent (as defined below) on the second London business day immediately preceding the first day of such dividend period, which we refer to as the “dividend determination date”, in the following manner:

(i) LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that dividend determination date.

(ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that dividend determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such dividend period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that dividend determination date, by three major banks in New York City, selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

(iii) Otherwise, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine three-month LIBOR for the applicable dividend period in its sole discretion.

Notwithstanding the foregoing clauses (ii) and (iii):

(a)       If the calculation agent determines on the relevant dividend determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate; and

(b)       If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

The term “Reuters” means Reuters 3000 Xtra Service or any successor service.

Dividends on shares of Series N Preferred Stock will not be cumulative. Accordingly, if our Board of Directors (or a duly authorized committee of the Board) does not declare a dividend on the Series N Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series M Preferred Stock are declared for any future dividend period.

The Series N Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series N Preferred Stock with respect to dividends, we may not pay any dividends on the Series N Preferred Stock or redeem or otherwise repurchase any shares of Series N Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series N Preferred Stock.

So long as any share of Series N Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared or funds set aside for payment on our junior stock, and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, and no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series N Preferred Stock and such parity stock during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series N Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation with respect to junior stock does not apply to:

•	repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment plan or stockholder stock purchase plan;

•	purchases or repurchases of shares of Morgan Stanley’s junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock for any class or series of Morgan Stanley’s junior stock;

•	the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•	any declaration of a dividend payable solely in junior stock in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan (so long as such right to stock or other property only consists of junior stock or the right to purchase junior stock), or the redemption or repurchase of rights pursuant to the plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

The foregoing limitation with respect to parity stock does not apply to:

•	purchases or repurchases of shares of Morgan Stanley’s parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s parity stock for any class or series of Morgan Stanley’s parity stock;

•	the purchase of fractional interests in shares of Morgan Stanley’s parity stock under the conversion or exchange provisions of the parity stock or the security being converted or exchanged; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, (i) to engage in any market-making transactions in our junior stock or parity stock in the ordinary course of business or (ii) to acquire record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

As used in this prospectus supplement with respect to the Series N Preferred Stock, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series N Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity stock (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series N Preferred Stock, on a dividend payment date falling within the related dividend period for the Series N Preferred Stock) in full upon the Series N Preferred Stock and any shares of parity stock, all dividends declared upon the Series N Preferred Stock and all such parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series N Preferred Stock, on a dividend payment date falling within the related dividend period for the Series N Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series N Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series N Preferred Stock, on a dividend payment date falling within the related dividend period for the Series N Preferred Stock) bear to each other.

As used in this prospectus supplement with respect to the Series N Preferred Stock, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series N Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by our Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series N Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series N Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series N Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. The certificate of designation creating the Series N Preferred Stock provides that dividends on the Series N Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to us.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of the Series N Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series N Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of Morgan Stanley, and before any distribution of assets is made to holders of common stock or of junior stock, a liquidating distribution in the amount of $100,000 per share (equivalent to $1,000 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series N Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of Morgan Stanley are not sufficient to pay the liquidation preferences in full to all holders of the Series N Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series N Preferred Stock, the amounts paid to the holders of Series N Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series N Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series N Preferred Stock and any other shares of our stock ranking equally as to the liquidation preference, the holders of our stock ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of Morgan Stanley according to their respective rights and preferences.

The Series N Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

For purposes of this section, the merger or consolidation of Morgan Stanley with or into any other entity, including a merger or consolidation in which the holders of Series N Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Morgan Stanley, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of Morgan Stanley.

Redemption

The Series N Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series N Preferred Stock (i)

either in whole or in part, from time to time, on any dividend payment date after October 2, 2025, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case upon not less than 30 nor more than 60 days’ notice at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. Holders of Series N Preferred Stock will have no right to require the redemption or repurchase of the Series N Preferred Stock. Investors should not expect us to redeem the Series N Preferred Stock on or after the date it becomes redeemable at our option.

We are a bank holding company and a financial holding company regulated by the Federal Reserve Board. We intend to treat the Series N Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency).

A “Regulatory Capital Treatment Event” means the good faith determination by Morgan Stanley that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after October 2, 2020, (ii) any proposed change in those laws or regulations that is announced or becomes effective after October 2, 2020, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after October 2, 2020, there is more than an insubstantial risk that Morgan Stanley will not be entitled to treat the full liquidation preference amount of $100,000 per share of Series N Preferred Stock then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series N Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve Board (or any successor appropriate federal banking agency).  Under such regulations we may not redeem the Series N Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board (or any successor appropriate federal banking agency) that following redemption, Morgan Stanley will continue to hold capital commensurate with its risk.

If shares of the Series N Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series N Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series N Depositary Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series N Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series N Preferred Stock for payment of the redemption price. If notice of redemption of any shares of Series N Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series N Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series N Preferred Stock, such shares of Series N Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the shares of the Series N Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata (provided that, if the Series N Depositary Shares are held in book-entry form through DTC, the Series N Depositary Shares to be redeemed shall be selected in accordance with DTC procedures).

See “Description of Series N Depositary Shares” below for information about redemption of the Series N Depositary Shares.

Voting Rights

Except as provided below and as determined by our Board of Directors (or a duly authorized committee of the Board), the holders of the Series N Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series N Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for the equivalent of three semi-annual or six quarterly full dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which our common stock may be listed) that listed companies must have a majority of independent directors and provided further that our Board of Directors shall at no time include more than two Preferred Stock Directors (to the extent that such requirements are then applicable to us). In that event, the number of directors on our Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the then outstanding shares of Series N Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Series N Preferred Stock and any such series of voting preferred stock for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment).

As used in this prospectus supplement with respect to the Series N Preferred Stock, “voting preferred stock” means any other class or series of preferred stock of Morgan Stanley ranking equally with the Series N Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley and upon which like voting rights have been conferred and are exercisable. “Voting preferred stock” includes the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock and the Series M Preferred Stock. Whether a plurality, majority or other portion of the shares of Series N Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside) on the Series N Preferred Stock and any other class or series of voting preferred stock, the holders of the Series N Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least the equivalent of two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods following a Nonpayment, we may take account of any dividend payment (at the same rate and amount otherwise payable on the Series N Preferred Stock) we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series N Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series N Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange on which our common stock may be listed) that listed companies must have a majority of independent directors (to the extent such requirements are then applicable to us). Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series N Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Under Federal Reserve Board regulations, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors or on the conduct of our operations or other significant policies, such series will be deemed a class of voting securities. A company holding 25% or more of the series, or a lesser percentage if it otherwise has the power to exercise a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of our preferred stock are considered “voting securities” currently, holders of the preferred stock should consult their own counsel with regard to regulatory implications. Among other scenarios, a holder or group of holders would also be presumed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of Series N Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series N Preferred Stock and all other series of voting preferred stock entitled to vote thereon (voting together as a single class) given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series N Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series N Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley;

•	amend, alter or repeal the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series N Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series N Preferred Stock, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the Series N Preferred Stock or a merger or consolidation of Morgan Stanley with another entity, unless in each case (i) the shares of Series N Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series N Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series N Preferred Stock, our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock or Series M Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of preferred stock ranking equally with the Series N Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the holders of outstanding shares of Series N Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series N Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series N Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series N Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series N Preferred Stock to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designation for the Series N Preferred Stock that may be defective or inconsistent.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series N Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series N Preferred Stock to effect such redemption.

Transfer Agent, Registrar, Depositary and Calculation Agent

The Bank of New York Mellon will be the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series N Preferred Stock and the Series N Depositary Shares. The Bank of New York Mellon will be the calculation agent for the Series N Preferred Stock.

* * *

Other Existing Preferred Stock

As of the date of this prospectus supplement, and as described further below and in “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus, we have the following existing series of preferred stock: our previously issued Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock.

For a description of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and the Series L Preferred Stock, see “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus. For a description of the Series M Preferred Stock, see “Description of Series M Preferred Stock” above.

* * *

Description of Series N Depositary Shares

Please note that in this prospectus supplement, references to “holders” of Series N Depositary Shares mean those who own Series N Depositary Shares registered in their own names, on the books that the depositary maintains for this purpose, and not indirect holders who own entitlements in Series N Depositary Shares through direct or indirect participants in The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under “Forms of Securities” and “Securities Offered on a Global Basis Through the Depositary.”

This prospectus supplement summarizes specific terms and provisions of the Series N Depositary Shares; terms that apply generally to all our preferred stock represented by depositary shares (including the Series N Depositary Shares) are described in “Description of Capital Stock—Offered Preferred Stock” in the accompanying prospectus. The terms described below supplement those described in the accompanying prospectus and, if the terms described herein are inconsistent with the description in the accompanying prospectus, the terms described in this prospectus supplement are controlling.

General

As described in the accompanying prospectus under “Description of Capital Stock—Depositary Shares,” we have issued fractional interests in shares of Series N Preferred Stock that have been deposited for issuance of Series N Depositary Shares. Each Series N Depositary Share represents a 1/100th ownership interest in a share of Series N Preferred Stock, and is evidenced by a depositary receipt. The shares of Series N Preferred Stock represented by Series N Depositary Shares have been deposited under a deposit agreement (the “deposit agreement”) among Morgan Stanley, The Bank of New York Mellon, as the depositary, and the holders from time to time of the depositary receipts evidencing the Series N Depositary Shares. Subject to the terms of the deposit agreement, each holder of a Series N Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series N Preferred Stock represented by such Series N Depositary Share, to all the rights and preferences of the Series N Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series N Preferred Stock, we deposited the Series N Preferred Stock with the depositary. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series N Preferred Stock to the record holders of depositary shares relating to the underlying Series N Preferred Stock in proportion to the number of Series N Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Series N Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Series N Depositary Shares in proportion to the number of Series N Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Series N Depositary Shares will be the same as the corresponding record dates for the Series N Preferred Stock.

The amounts distributed to holders of Series N Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Series N Depositary Shares

If we redeem the Series N Preferred Stock represented by the Series N Depositary Shares, the Series N Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series N Preferred Stock held by the depositary. The redemption price per Series N Depositary Share will be equal to 1/100th of the redemption price per share payable with respect to the Series N Preferred Stock (or $1,000 per depositary share). Whenever we redeem shares of Series N Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Series N Depositary Shares representing shares of Series N Preferred Stock so redeemed.

The depositary will mail, first class postage prepaid, notice of our redemption of the Series N Preferred Stock and the proposed simultaneous redemption of the Series N Depositary Shares, not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series N Preferred Stock and Series N Depositary Shares, to the holders on the record date fixed for such redemption (provided that, if the Series N Depositary Shares are held through the Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC).

In case of any redemption of less than all of the outstanding Series N Depositary Shares, the Series N Depositary Shares to be redeemed will be selected either pro rata or by lot (provided that, if the Series N Depositary Shares are held in book-entry form through DTC, the Series N Depositary Shares to be redeemed shall be selected in accordance with DTC procedures).

Voting the Series N Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series N Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Series N Depositary Shares relating to the Series N Preferred Stock. Each record holder of the Series N Depositary Shares on the record date, which will be the same date as the record date for the Series N Preferred Stock, may instruct the depositary to vote the amount of the Series N Preferred Stock represented by the holder’s Series N Depositary Shares. To the extent practicable, the depositary will vote the amount of the Series N Preferred Stock represented by Series N Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Series N Depositary Shares representing the Series N Preferred Stock, it will abstain from voting the number of shares of Series N Preferred Stock represented thereby.

Form of Preferred Stock and Depositary Shares

The Series N Depositary Shares shall be registered in the name of DTC’s nominee and may be held only through direct or indirect participants in DTC, including Euroclear and Clearstream, Luxembourg, as the case may be, as described in “Forms of Securities” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus. The Series N Preferred Stock will be issued in registered form to the depositary. See “Description of Capital Stock—Depositary Shares” in the accompanying prospectus.

U.S. Federal Tax Considerations

The following is a discussion of the material U.S. federal tax consequences of purchasing, owning and disposing of the securities, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the securities. This discussion does not address state, local and non-U.S. tax consequences, or any consequences resulting from the Medicare tax on investment income. The discussion applies only to investors in the securities who hold the securities as capital assets for tax purposes, and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Internal Revenue Code of 1986, as amended (the “Code”), respectively;

•	regulated investment companies;

•	real estate investment trusts; or

•	persons who are subject to Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Persons considering the purchase of the securities should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of the securities in their particular circumstances.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the securities that is, for U.S. federal tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions

Distributions paid on the securities will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis, in the securities (on a share by share basis). Any remaining excess will be treated as capital gain. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future years for distributions paid on the securities to be treated as dividends. Subject to customary limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to customary limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisers regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.

Sale, Redemption or Other Disposition of the Securities

For U.S. federal income tax purposes, gain or loss realized by a U.S. Holder on the sale or other disposition (other than a redemption) of the securities will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year as of the date of disposition. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized (excluding any declared but unpaid distributions treated as dividends for U.S. federal income tax purposes, which will generally be taxable to a U.S. Holder in the manner described above) on the disposition and the U.S. Holder’s adjusted tax basis in the securities disposed of.

A redemption will be taxed in the same manner as a distribution (as described above under “Taxation of Distributions”) unless the redemption (i) results in a “complete termination” of the U.S. Holder’s equity interest in us or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the redemption of the securities would be considered “not essentially equivalent to a dividend.” If a redemption is not taxed in the same manner as a distribution, it will be taxed in the same manner as a sale or other disposition (as described in the previous paragraph).

Information Reporting and Backup Withholding

Payments of dividends on the securities, and the payment of proceeds from the sale or other disposition of the securities, generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Fast-Pay Stock Arrangement Considerations

Any taxpayer that is required to file a U.S. federal tax return and participates in a “reportable transaction” must file a disclosure statement on IRS Form 8886 or successor form with the IRS to disclose information relating to such reportable transaction. Reportable transactions include, among others, any “listed transaction,” which is a transaction that is the same as or substantially similar to a transaction determined by the IRS to be a tax avoidance transaction and identified as a listed transaction in a notice or other guidance published by the IRS. In an IRS notice, transactions involving “fast-pay arrangements” as defined in the Treasury Regulations have been identified as listed transactions. A “fast-pay arrangement” is any arrangement in which a corporation has “fast-pay stock” outstanding for any part of its taxable year. “Fast-pay stock” is defined as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treasury Regulations also provide that, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend rate that is reasonably expected to decline, or if it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock (a “Premium”).

For purposes of determining whether stock is fast-pay stock, there is no legal or regulatory authority directly on point that provides guidance for determining the amount for which preferred stock is issued in a transaction, such as our acquisition of E*TRADE Financial Corporation (the “Acquisition”), in which the preferred stock of one company is exchanged for preferred stock of another company in a tax-free reorganization. It is possible that the securities could be treated as having been issued initially for an amount equal to their fair market value or the fair market value of the E*TRADE preferred stock surrendered in exchange therefor. Because the fair market value of the E*TRADE Series A Preferred Stock was trading at a price higher than its redemption price at the time of the Acquisition, the Morgan Stanley Series M Preferred Stock for which it was exchanged could be treated as having been issued at a Premium, and, unless clearly demonstrated otherwise, could technically fall within the definition of fast-pay stock. In addition, dividends on the securities began to accrue prior to issuance, which could also result in the IRS taking the position that the securities are fast-pay stock.

Because (i) the E*TRADE preferred stock was not fast-pay stock when issued, (ii) the securities were issued with identical terms and conditions as the E*TRADE preferred stock, and (iii) the securities were neither intentionally designed nor intentionally structured to constitute fast-pay stock and can only be treated as issued at a Premium as a result of market conditions affecting the fair market value of such securities or the E*TRADE preferred stock at the time of the Acquisition, we believe that the securities should not be treated as fast-pay stock for U.S. federal income tax purposes. There can be no assurance, however, that the IRS will agree with this position. If the securities do constitute fast-pay stock, all U.S. holders of the securities would be treated as having participated in a “listed transaction” and would be required under applicable Treasury Regulations to file a disclosure statement on IRS Form 8886 or successor form with their U.S. federal income tax returns identifying their participation in a “reportable transaction” and to mail a copy of such form to the IRS Office of Tax Shelter Analysis. Failure to comply with these disclosure requirements may result in onerous penalties. If the securities stock were treated as fast-pay stock, it is possible that such treatment might affect the value and/or liquidity of the securities.

All U.S. holders of the securities should consult their tax advisors as to the U.S. federal income tax consequences of holding the securities, including as to the advisability of filing disclosure statements with the IRS.

Section 1059(f) Considerations

Corporate U.S. holders are generally entitled to a dividends received deduction with respect to dividends received from a domestic U.S. corporation (the “dividends received deduction”). Under section 1059 of the Code, if a corporate U.S. holder receives an “extraordinary dividend” with respect to stock that it has held for not more than two years before the dividend announcement date of such extraordinary dividend, the corporation’s adjusted basis in that stock will be reduced by the amount of the dividends received deduction with respect to such extraordinary dividend. Under section 1059(f) of the Code, all dividends received with respect to “disqualified preferred stock” are treated as “extraordinary dividends” to which the rules of section 1059 would apply without regard to the period for which the taxpayer held the stock. For purposes of section 1059(f), “disqualified preferred stock” includes any preferred stock if the issue price of such stock exceeds its liquidation rights or its stated redemption price and therefore, is issued at a Premium.

For purposes of determining whether stock is disqualified preferred stock, there is no legal or regulatory authority directly on point that provides guidance for determining the issue price of preferred stock that is issued in a transaction, like the Acquisition, in which the preferred stock of one company is exchanged for preferred stock of another company in a tax-free reorganization. As discussed above under “Considerations for Holders of Shares of E*TRADE Preferred Stock—Fast-Pay Stock Arrangement Considerations,” the securities could be treated as having been issued for an issue price equal to their fair market value or the fair market value of the E*TRADE preferred stock surrendered in exchange therefor. Because the fair market value of the E*TRADE Series A Preferred Stock was trading at a price higher than its redemption price at the time of the Acquisition, the Morgan Stanley Series M Preferred Stock for which it was exchanged could be treated as having been issued at a Premium, and, unless clearly demonstrated otherwise, could technically constitute disqualified preferred stock for purposes of section 1059(f).

Because (i) the E*TRADE preferred stock was not disqualified preferred stock when issued, and (ii) the securities were issued with identical terms and conditions as the E*TRADE preferred stock, with the result that they can be treated as issued at a Premium only as a result of market conditions affecting the fair market value of such stock at the time of the Acquisition, we believe that the securities should not be treated as disqualified preferred stock. There can be no assurance, however, that the IRS will not successfully challenge this position. If the securities do constitute disqualified preferred stock, section 1059 would apply to receipt of dividends on the securities by a corporate U.S. holder of such stock. All corporate U.S. holders of the securities should consult their tax advisors as to the application of section 1059 to the securities.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of the securities that is, for U.S. federal tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.

A “Non-U.S. Holder” does not include a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the securities.

Dividends

Dividends paid to a Non-U.S. Holder of the securities generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or other appropriate form) certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below.

Gain on Disposition of the Securities

Subject to the discussion below under “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, redemption (other than a redemption that is treated as the distribution of a dividend for U.S. federal income tax purposes, as discussed in “Tax Consequences to U.S. Holders—Sale, Redemption or Other Disposition of the Securities” above) or other disposition of the securities unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, as described below; or

•	we are or have been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Effectively Connected Income

If dividends or gains on the securities are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In that case, the Non-U.S. Holder will be exempt from the withholding tax on dividends discussed above, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding.

A Non-U.S. Holder who is engaged in a trade or business in the United States should consult its own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities and, if the Non-U.S. Holder is a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on the securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting in respect of the payment of proceeds from a sale or other disposition of the securities and backup withholding on dividends or on the payment of proceeds from a sale or other disposition of the securities. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

An individual Non-U.S. Holder and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities will be treated as U.S. situs property subject to U.S. federal estate tax.

FATCA

The Foreign Account Tax Compliance Act commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments of U.S.-source dividends and the gross proceeds from the sale or other disposition of U.S. stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the application of the FATCA withholding tax to the gross proceeds of a sale or other disposition of the securities. In its preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in the securities, and the possible impact of these rules on the entities through which you hold the securities, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the FATCA withholding tax.

EEA and United Kingdom Investors

IMPORTANT – EEA RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by the PRIIPs Regulation for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the securities made to persons in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce a prospectus in connection with offers of the securities.

IMPORTANT – UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes the expression retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in the UK Prospectus Regulation; and consequently no key information document required by the UK PRIIPs Regulation for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation

The communication of this prospectus supplement, the accompanying prospectus and any other documents or materials relating to the issue of securities is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of Section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to persons outside the UK and those persons in the UK falling within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or within Article 49(2)(A) to (D) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK the securities are only available to, and any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of its or their contents.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of s85 of FSMA. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the securities made to persons in the UK will be made pursuant to an exemption under s86 FSMA from the requirement to produce a prospectus in connection with offers of the securities.

Market-Making Transactions

This prospectus supplement and the accompanying prospectus are intended to be used by Morgan Stanley & Co. LLC and other Morgan Stanley affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. LLC and such other Morgan Stanley affiliates may act as principal or agent in such transactions.

Validity of the Securities

The validity of the Series M Preferred Stock, the Series N Preferred Stock and the Series N Depositary Shares was passed upon for Morgan Stanley by Davis Polk & Wardwell LLP, New York, New York. The opinion of Davis Polk & Wardwell LLP is Exhibit 5.1 to the Registration Statement on Form S-4 filed by Morgan Stanley on April 17, 2020.